UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 19, 2007
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Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)
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California (State or Other Jurisdiction of Incorporation)
333-64122 (Commission File Number)	22-3755993 (I.R.S. Employer Identification No.)
14550 Torrey Chase Boulevard, Suite 330 Houston, Texas (Address of Principal Executive Offices)	77014-1022 (Zip Code)

(281) 453-2888
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪ Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 250.14a-12)

⁪ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 250.14d-2(b))

⁪ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 250.13e-4(c))

Item 1.03 Bankruptcy or Receivership

On Friday, January 19, 2007, Blast Energy Services, Inc. and its wholly owned subsidiary, Eagle Domestic Drilling Operations LLC (collectively, the “Debtors”), filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas - Houston Division (the “Court”) under Chapter 11 of Title 11 of the United States Code in order that they may dispose of burdensome and uneconomical assets and reorganize their financial obligations and capital structure (Case Nos. 07-30424-H4-11 and 07-30426-H4-11, respectively). This action will also stay any existing lawsuits filed against the Debtors, regardless of jurisdiction. The Debtors will continue to operate their business as “debtors-in possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

As previously disclosed on Form 8-K’s filed on January 5th and 8th, 2007, the Debtors used assumptions in the August 2006 acquisition of the land rig drilling business that included high revenue and full utilization rate expectations based upon the five two-year term drilling contracts in place at the time. The subsequent cancellation of these contracts by Hallwood Energy Petroleum and Quicksilver Resources in the fall of 2006 has reduced the Debtor’s revenue expectations and consequently its ability to meet the scheduled payments on the senior debt incurred for the acquisition of the land drilling business. This cancellation was in violation of the terms of their drilling contracts and the Debtors have filed suit for breach of contract.

Subsequently, the Debtors have received written notice from their senior lender of various events of default under the loan agreements and related agreements with the senior lender. Further discussions with the senior lender resulted in the mutual decision that the company should file for protection under the applicable bankruptcy law. In part, these discussions also resulted in a consensual stipulation that will enable the Debtors to continue to use cash collateral during the course of the Chapter 11 case, subject to certain reservations and provisions for adequate protection.

Additionally, the Debtors have reached an agreement with the senior lender on the terms of an asset purchase agreement intended to offset the full amount of the $40.6 million senior note, accrued interest and default penalties. Under the terms of this agreement, only the five land drilling rigs and associated spare parts will be sold. The potential benefit of the customer litigation, the satellite communication business and the abrasive fluid jetting technology will remain with the Debtor Blast. The asset purchase agreement and plan of reorganization are subject to the approval of the Court.

Item 8.01 Other Items

In addition to the litigation previously disclosed under “Note 10 - Litigation” of the Quarterly Report on Form 10-QSB filed on November 17, 2006, the Debtors are involved with two additional lawsuits. Second Bridge LLC has filed suit in Cleveland County, Oklahoma claiming breach of contract under a consulting agreement signed on August 25, 2006 and claiming damages of $4.8 million. Secondarily, Chrisman Ready Mix has filed a complaint in Franklin County, Arkansas claiming they are owed approximately $126,000 for drilling rig transportation expenses incurred on behalf of the Debtors. The Debtors intend to vigorously defend themselves in these proceedings, which now fall under the jurisdiction of the Bankruptcy Court.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLAST ENERGY SERVICES, INC. (Registrant)
Dated: January 19, 2007	By:	/s/ David M. Adams
David M. Adams
Chief Operating Officer

Dated: January 19, 2007	By:	/s/ John O’Keefe
John O’Keefe
Chief Financial Officer